EXHIBIT 3.1.18

SOSID: 0372650
Date Filed: 12/29/2003 4:36:00 PM

Elaine F. Marshall

North Carolina Secretary of State

C200336300499

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

SANMINA ENCLOSURE SYSTEMS (USA) INC.

Pursuant to Section 55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Article of Incorporation.

FIRST:    The name of the corporation is Sanmina Enclosure Systems (USA) Inc.

SECOND:               The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on the date hereof, in the manner prescribed by Section 55-10-06 of the General Statutes of North Carolina:

“ RESOLVED, that the Articles of Incorporation of Sanmina Enclosure Systems, (USA) Inc., be, and the same hereby is, amended by changing the name of the corporation from Sanmina Enclosure Systems (USA) Inc., to Sanmina-SCI Enclosures USA Inc.”

THIRD:                  The date of the adoption of said amendment was December 12, 2003.

FOURTH:              The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

FIFTH:                   These articles will be effective upon filing.

DATED this 12th day of December, 2003.

“SANMINA ENCLOSURE SYSTEMS, (USA) INC.”

By:	/s/ Steven H. Jackman
Steven H. Jackman,
Secretary